UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2011

IDO SECURITY INC.
(Exact name of registrant as specified in its charter)

Nevada	0-51170	38-3762886
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17 State Street, New York, NY 10004
(Address of principal executive offices, including Zip Code)

646-214-1234
(Registrant’ s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5    CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

IDO Security Inc. (the “Company”) announced that the previously disclosed reverse stock split was effected on December 16, 2011 on a 1-for-3,000 basis. In connection with the reverse stock split, the Company’s Certificate of Incorporation was amended such that the Company’s issued and outstanding common stock, par value $0.001 per share (the “Common Stock”) and the Series A Cumulative Convertible Preferred Stock. Par value $0.001 per share (the “Series A Preferred Stock”), as well as the Company’s authorized but unissued capital, was proportionately reduced.

Immediately following the reverse stock split, there are issued and outstanding  17,548,120 shares of Common Stock and 36.4046 shares of Series A Preferred Stock, and the Company’s authorized share capital was proportionately reduced to 20,006,667 shares, of which  20,000,000 are Common Stock and 6,667 are Preferred Stock (of which a total of 66.6667 have been designated as Series A Preferred Stock).

SECTION 8     OTHER EVENTS

Item 8.01	Other Events

In the quarterly report on Form 10-Q for the three months ended September 30, 2011 which we filed on November 21, 2011, the Company disclosed that The Depository Trust Company (“DTC”), a subsidiary of The Depository Trust & Clearing Corporation which provides custody and asset servicing for 3.6 million securities issues from the United States and 121 other countries and territories and enables "book-entry" changes to ownership of those securities, applied a “chill” on the use of the DTC electronic stock transfer system for privately issued shares of our common stock.  The Company continues in its efforts to resolve the chill. Until the chill is resolved, the DTC action is likely to make it more difficult and more costly for us to obtain new sources of capital. Our failure to obtain adequate additional financing would require us to delay, curtail or scale back some or all of our operations, hinders our ability to implement our business plans and could jeopardize our ability to continue our business.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2011	IDO SECURITY INC.

	By:	/s/Michael Goldberg
Acting Chief
Executive Officer